
                                                                 EXHIBIT 99.1

CONSOLIDTED STATEMENT OF INCOME
Allegheny Energy, Inc.

Year ended December 31                                1999           1998            1997
--------------------------------------------------------------------------------------------
(Thousands of dollars except per share data)

Operating revenues:*
Utility                                           $2,273,727     $2,329,450       $2,283,697
Nonutility                                           534,714        246,986           85,794
--------------------------------------------------------------------------------------------
Total operating revenues                           2,808,441      2,576,436        2,369,491
--------------------------------------------------------------------------------------------

Operating expenses:
Operation:
  Fuel                                               535,674        566,453          559,939
  Purchased power and exchanges, net                 531,431        388,758          219,837
  Deferred power costs, net                           41,577         (6,639)         (22,916)
  Other                                              389,406        337,440          308,991
Maintenance                                          223,538        217,559          230,602
Depreciation and amortization                        257,456        270,379          265,750
Taxes other than income taxes                        190,271        194,583          186,978
Federal and state income taxes                       164,441        168,396          168,073
--------------------------------------------------------------------------------------------

  Total operating expenses                         2,333,794      2,136,929        1,917,254
--------------------------------------------------------------------------------------------

  Operating income                                   474,647        439,507          452,237
--------------------------------------------------------------------------------------------

Other income and deductions:
Allowance for other than borrowed
 funds used during construction                        1,840          1,553            4,393
Other income, net                                      1,605          8,180           18,016
--------------------------------------------------------------------------------------------

  Total other income and deductions                    3,445          9,733           22,409
--------------------------------------------------------------------------------------------

  Income before interest charges,
   preferred dividends,
   preferred redemption premiums,
   and extraordinary charge, net                     478,092        449,240          474,646
--------------------------------------------------------------------------------------------

Interest charges, preferred dividends,
  and preferred redemption premiums:
Interest on long-term debt                           155,198        161,057          173,568
Other interest                                        31,612         19,395           14,409
Allowance for borrowed funds used
 during construction and interest capitalized         (5,070)        (3,471)          (3,907)
Dividends on preferred stock of subsidiaries           7,183          9,251            9,280
Redemption premiums on preferred stock of subsidiaries 3,780
--------------------------------------------------------------------------------------------

  Total interest charges, preferred dividends,
   and preferred redemption premiums                 192,703        186,232          193,350
--------------------------------------------------------------------------------------------
Consolidated income before extraordinary charge      285,389        263,008          281,296
Extraordinary charge, net                            (26,968)      (275,426)
--------------------------------------------------------------------------------------------

Consolidated net income (loss)                    $  258,421     $  (12,418)      $  281,296
--------------------------------------------------------------------------------------------


Common stock shares outstanding (average)        116,237,443    122,436,317      122,208,465
Basic and diluted earnings per average share:
  Consolidated income before extraordinary charge     $ 2.45         $ 2.15           $ 2.30
  Extraordinary charge, net                             (.23)         (2.25)
--------------------------------------------------------------------------------------------

Consolidated net income (loss)                        $ 2.22         $ (.10)          $ 2.30
--------------------------------------------------------------------------------------------



*Excludes intercompany sales between utility and nonutility.
 See accompanying notes to consolidated financial statements.



CONSOLIDATED STATEMENT OF CASH FLOWS
Allegheny Energy, Inc.

Year ended December 31                                       1999        1998*        1997*
--------------------------------------------------------------------------------------------

(Thousands of dollars)

Cash flows from operations:
Consolidated net income (loss)                           $ 258,421  $  (12,418)    $  281,296
Extraordinary charge, net of taxes                          26,968     275,426
--------------------------------------------------------------------------------------------

Consolidated income before extraordinary charge            285,389     263,008        281,296
Depreciation and amortization                              257,456     270,379        265,750
Amortization of adverse purchase power contract            (11,146)
Deferred revenues                                           34,849
Deferred investment credit and income taxes, net            40,035      20,998         66,362
Deferred power costs, net                                   41,577      (6,639)       (22,916)
Allowance for other than
  borrowed funds used during construction                   (1,840)     (1,553)        (4,393)
Internal restructuring liability                                        (5,504)       (50,597)
PURPA project buyout                                                                  (48,000)
Write-off of merger-related and generation project costs    35,862
Changes in certain assets and liabilities:
  Accounts receivable, net                                 (77,679)     15,365         (6,052)
  Materials and supplies                                     2,209     (12,852)        (1,385)
  Accounts payable                                          80,224      23,118        (17,172)
  Taxes accrued                                              7,798      14,312         (3,653)
  Benefit plans' investments                                (6,700)     (7,994)       (16,277)
  Prepayments                                              (19,158)
  Restructuring settlement rate refund                     (25,100)
Other, net                                                 (25,516)     18,544         35,663
---------------------------------------------------------------------------------------------
                                                           618,260     591,182        478,626
---------------------------------------------------------------------------------------------
Cash flows from investing:
Utility construction expenditures
  (less allowance for other than
  borrowed funds used during construction)                (264,365)   (227,809)      (280,255)
Nonutility construction expenditures and investments      (147,160)     (6,205)          (829)
Acquisition of businesses                                  (98,714)
---------------------------------------------------------------------------------------------

                                                          (510,239)   (234,014)      (281,084)
---------------------------------------------------------------------------------------------

Cash flows from financing:
Sale of common stock                                                                   16,706
Repurchase of common stock                                (398,407)
Retirement of preferred stock                              (96,086)
Issuance of long-term debt                                 824,143     211,952
Retirement of long-term debt                              (555,000)   (419,780)       (46,892)
Funds on deposit with trustees and restricted funds        (13,279)
Short-term debt, net                                       382,258      52,436         49,971
Cash dividends paid on common stock                       (203,225)   (210,591)      (210,195)
---------------------------------------------------------------------------------------------

                                                           (59,596)   (365,983)      (190,410)
---------------------------------------------------------------------------------------------

Net change in cash and temporary cash investments           48,425      (8,815)         7,132
Cash and temporary cash investments at January 1            17,559      26,374         19,242
--------------------------------------------------------------------------------------------

Cash and temporary cash investments at December 31       $  65,984  $   17,559     $   26,374
---------------------------------------------------------------------------------------------


Supplemental cash flow information
Cash paid during the year for:
  Interest (net of amount capitalized)                   $ 170,498  $  171,719     $  178,121
  Income taxes                                             124,180     145,053        108,519
---------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.
*Certain amounts have been reclassified for comparative purposes.


CONSOLIDATED BALANCE SHEET
Allegheny Energy, Inc.

As of December 31                                                  1999           1998*
--------------------------------------------------------------------------------------------

(Thousands of dollars)

ASSETS

Property, plant, and equipment:
Utility plant                                                  $ 6,547,533     $8,041,628
Nonutility plant                                                 2,060,423        187,309
Construction work in progress                                      231,763        166,330
--------------------------------------------------------------------------------------------

                                                                 8,839,719      8,395,267
Accumulated depreciation                                        (3,632,568)    (3,395,603)
--------------------------------------------------------------------------------------------

                                                                 5,207,151      4,999,664

Investments and other assets:
Excess of cost over net assets acquired                             42,584         15,077
Benefit plans' investments                                          94,168         87,468
Nonutility investments                                              15,252          9,361
Other                                                                1,479          1,566
--------------------------------------------------------------------------------------------

                                                                   153,483        113,472

Current assets:
Cash and temporary cash investments                                 65,984         17,559
Accounts receivable:
  Electric service                                                 383,316        294,877
  Other                                                             12,273         17,712
  Allowance for uncollectible accounts                             (26,975)       (19,560)
Materials and supplies--at average cost:
  Operating and construction                                        92,560         99,439
  Fuel                                                              62,280         57,610
Prepaid taxes                                                       58,190         56,658
Deferred income taxes                                               30,477         21,868
Other, including current portion of regulatory assets               31,205         30,788
--------------------------------------------------------------------------------------------

                                                                   709,310        576,951
Deferred charges:
Regulatory assets                                                  663,847        704,506
Unamortized loss on reacquired debt                                 41,825         48,671
Other                                                               76,825         91,931
--------------------------------------------------------------------------------------------

                                                                   782,497        845,108
--------------------------------------------------------------------------------------------

Total                                                          $ 6,852,441     $6,535,195
--------------------------------------------------------------------------------------------



CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, other paid-in capital,
retained earnings, less treasury stock (at cost)               $ 1,695,325    $ 2,033,889
Preferred stock                                                     74,000        170,086
Long-term debt and QUIDS                                         2,254,463      2,179,288
--------------------------------------------------------------------------------------------

                                                                 4,023,788      4,383,263
Current liabilities:
Short-term debt                                                    641,095        258,837
Long-term debt due within one year                                 189,734
Accounts payable                                                   233,331        153,107
Taxes accrued:
  Federal and state income                                          20,699         17,442
  Other                                                             67,292         62,751
Interest accrued                                                    34,979         35,945
Adverse power purchase commitments                                  24,895         22,622
Other, including current portion of regulatory liabilities          96,510        101,239
--------------------------------------------------------------------------------------------

                                                                 1,308,535        651,943
Deferred credits and other liabilities:
Unamortized investment credit                                      116,971        125,396
Deferred income taxes                                              920,943        882,779
Regulatory liabilities                                              78,743         80,354
Adverse power purchase commitments                                 303,935        328,830
Other                                                               99,526         82,630
--------------------------------------------------------------------------------------------

                                                                 1,520,118      1,499,989
Commitments and contingencies (Note P)
Total                                                          $ 6,852,441     $6,535,195
--------------------------------------------------------------------------------------------


*Certain amounts have been reclassified for comparative purposes.
See accompanying notes to consolidated financial statements.



CONSOLIDATED STATEMENT OF CAPITALIZATION
Allegheny Energy, Inc.

                                                Thousands of dollars       Capitalization
                                                                               ratios
As of December 31                                  1999      1998           1999    1998
--------------------------------------------------------------------------------------------

Common stock:
Common stock of Allegheny Energy, Inc.--
  $1.25 par value per share,
   260,000,000 shares authorized,
   122,436,317 shares issued,
   110,436,317 shares outstanding             $  153,045  $  153,045
Other paid-in capital                          1,044,085   1,044,085
Retained earnings                                896,602     836,759
Treasury stock (at cost)--
12,000,000 shares                               (398,407)
--------------------------------------------------------------------------------------------

  Total                                        1,695,325   2,033,889        42.1%   46.4%
--------------------------------------------------------------------------------------------


Preferred stock of subsidiaries-cumulative, par value
  $100 per share, authorized 38,878,611 shares:


                  December 31, 1999
            --------------------------------
              Shares    Regular Call Price
 Series     Outstanding     Per Share
---------------------------------------------
 4.40-4.80%  190,000    $103.50 to $106.50        19,000      65,086
 $5.88-$7.73 550,000    $100.00 to $102.86        55,000      65,000
 Auction                                                      40,000
--------------------------------------------------------------------------------------------

  Total (annual dividend requirements $5,037)     74,000     170,086         1.9%    3.9%
--------------------------------------------------------------------------------------------



Long-term debt and QUIDS of subsidiaries:

First mortgage bonds:       December 31, 1999
      Maturity               Interest Rate--%
----------------------     ---------------------


  2000                        5 5/8 - 5 7/8      140,000     140,000
  2002-2004                       7 3/8           25,000     175,000
  2006-2007                   7 1/4 - 8           75,000     120,000
  2021-2025                   7 5/8 - 8 5/8      480,000     810,000

Transition bonds due 2000-2008 6.32 - 6.98       600,000
Debentures due 2003-2023      5 5/8 - 6 7/8      150,000     150,000
Quarterly Income Debt
 Securities due 2025              8.00           155,457     155,457
Secured notes due 2003-2029    4.70 - 6.875      399,130     368,300
Unsecured notes due 2002-2012  4.35 - 5.10        23,695      23,695
Installment purchase
 obligations due 2003             4.50            19,100      19,100
Medium-term debt due 2001-2010 5.56 - 7.36       401,025     237,025
Unamortized debt discount and premium, net       (13,937)    (19,289)
--------------------------------------------------------------------------------------------

  Total (annual interest requirements $165,938) 2,454,470   2,179,288
--------------------------------------------------------------------------------------------

    Less amounts on deposit with trustees        (10,273)
    Less current maturities                     (189,734)
--------------------------------------------------------------------------------------------

  Total                                         2,254,463     2,179,288     56.0%   49.7%
--------------------------------------------------------------------------------------------

Total capitalization                           $4,023,788    $4,383,263    100.0%  100.0%
--------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.



CONSOLIDATED STATEMENT OF COMMON EQUITY
Allegheny Energy, Inc.


                                                                   Thousands of Dollars
                                           -------------------------------------------------

                                                            Other       Retained                   Total
                                Shares         Common      Paid-In      Earnings     Treasury      Common
Year ended December 31        Outstanding       Stock      Capital      (Note H)      Stock        Equity
-----------------------------------------------------------------------------------------------------------
Balance at January 1, 1997    121,840,327     $ 152,300   $1,028,124   $988,667                 $2,169,091
-----------------------------------------------------------------------------------------------------------
Sale of common stock, net of expenses:
Dividend Reinvestment and Stock
  Purchase Plan, Employee Stock
   Ownership and Savings Plan,
   and Performance Share Plan     595,990           745      15,961                                 16,706
Consolidated net income                                                 281,296                    281,296
Dividends on common stock of
 the Company (declared)                                                (210,195)                  (210,195)
-----------------------------------------------------------------------------------------------------------
Balance at December 31, 1997   122,436,317    $ 153,045   $1,044,085 $1,059,768                 $2,256,898
-----------------------------------------------------------------------------------------------------------
Consolidated net loss                                                   (12,418)                   (12,418)
Dividends on common stock of the
 Company (declared)                                                    (210,591)                  (210,591)
-----------------------------------------------------------------------------------------------------------
Balance at December 31, 1998   122,436,317    $ 153,045   $1,044,085   $836,759                 $2,033,889
-----------------------------------------------------------------------------------------------------------
Consolidated net income                                                 258,421                    258,421
Treasury stock                 (12,000,000)                                       $(398,407)      (398,407)
Dividends on common stock
 of the Company (declared)                                             (198,578)                  (198,578)
-----------------------------------------------------------------------------------------------------------
Balance at December 31, 1999   110,436,317    $ 153,045   $1,044,085   $896,602   $(398,407)    $1,695,325
-----------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Allegheny Energy, Inc.

(These notes are an integral part of the consolidated financial statements.)

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Allegheny Energy, Inc. (the Company) is a utility holding company and its principal business segments are utility and nonutility operations. The utility subsidiaries, Monongahela Power Company (Monongahela Power), The Potomac Edison Company (Potomac Edison), and West Penn Power Company (West Penn), collectively now doing business as Allegheny Power, are engaged in the generation (except West Penn), purchase, transmission, distribution, and sale of electric energy and are subject to federal and state regulation including the Public Utility Holding Company Act of 1935 (PUHCA). The markets for the subsidiaries' regulated electric retail sales are in Pennsylvania, West Virginia, Maryland, Virginia, and Ohio. In 1999, revenues from the 50 largest electric utility customers provided approximately 15% of the consolidated retail revenues. Nonutility operations consist of the Company's unregulated energy supply business, with the primary objective of selling electricity into the competitive marketplace, and Allegheny Ventures, Inc. (Allegheny Ventures), a wholly owned subsidiary which develops new business opportunities, with an emphasis on telecommunications and energy-related products and services. Unregulated energy supply includes the Company's existing generation as deregulation is implemented in the five states where the Company's traditional utility business has operated and new generating capacity to be constructed or acquired by the Company. In November 1999, the Company formed Allegheny Energy Supply Company, LLC (Allegheny Energy Supply), a wholly owned nonutility generating subsidiary, to consolidate its unregulated energy supply business.

Allegheny Energy Supply was formed when West Penn transferred its deregulated generating capacity of 3,778 megawatts (MW) at book value to Allegheny Energy Supply, as allowed by the final settlement in West Penn's Pennsylvania restructuring case. Allegheny Energy Supply also purchased from AYP Energy, Inc. (AYP Energy) its 276 MW of merchant capacity at Fort Martin Unit No. 1.

The Company's nonutility subsidiaries operate primarily in the Mid-Atlantic region. In 1999, 82% of nonutility revenues were from bulk power sales. Nonutility operations may be subject to federal regulation, but are not subject to state regulation of rates.

See Note B for significant changes in the Pennsylvania and Maryland regulatory environment. Certain amounts in the December 31, 1998, consolidated balance sheet and in the December 31, 1998, and 1997 consolidated statement of cash flows have been reclassified for comparative purposes. Significant accounting policies of the Company and its subsidiaries are summarized below.

Consolidation The Company owns all of the outstanding common stock of its subsidiaries. The consolidated financial statements include the accounts of the Company and all subsidiary companies after elimination of intercompany transactions.

Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets, liabilities, revenues, expenses, and disclosures of contingencies during the reporting period, which in the normal course of business are subsequently adjusted to actual results.

Revenues Revenues, including amounts resulting from the application of fuel and energy cost adjustment clauses, are recognized in the same period in which the related electric services are provided to customers. Revenues from nonutility activities are recorded in the period earned.

Deferred Power Costs, Net The costs of fuel, purchased power, and certain other costs, and revenues from sales to other utilities and power marketers, including transmission services, are deferred until they are either recovered from or credited to customers under fuel and energy cost-recovery procedures in Maryland, Ohio, Virginia, and West Virginia. West Penn discontinued this practice in Pennsylvania, effective May 1, 1997, and Potomac Edison will discontinue this practice in Maryland, effective July 1, 2000.

Property, Plant, and Equipment Utility property, plant, and equipment are stated at original cost, less contributions in aid of construction, except for capital leases, which are recorded at present value. Costs include direct labor and material; allowance for funds used during construction on utility property for which construction work in progress is not included in rate base; and indirect costs such as administration, maintenance, and depreciation of transportation and construction equipment, postretirement benefits, taxes, and other benefits related to employees engaged in construction.

The cost of depreciable utility property units retired, plus removal costs less salvage, are charged to accumulated depreciation by the utility subsidiaries that apply the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation."

Nonutility property, plant, and equipment are stated at original cost for self-constructed assets. Property acquired from others is stated at fair market value when acquired. West Penn transferred its deregulated generation plant to Allegheny Energy Supply at book value. Nonutility property is depreciated by the straight-line method over its estimated useful life.

For the nonutility subsidiaries, the cost and accumulated depreciation of property, plant, and equipment retired or otherwise disposed of are removed from related accounts and included in the determination of the gain or loss on disposition.

The Company capitalizes the cost of software developed for internal use. These costs are amortized on a straight-line basis over a five-year period beginning upon a project's completion.

Allowance for Funds Used During Construction (AFUDC) and Capitalized Interest AFUDC, an item that does not represent current cash income, is defined in applicable regulatory systems of accounts as including "the net cost for the period of construction of borrowed funds used for construction purposes and a reasonable rate on other funds when so used." AFUDC is recognized by the utility subsidiaries as a cost of utility property, plant, and equipment. Rates used by the utility subsidiaries for computing AFUDC in 1999, 1998, and 1997 averaged 6.83%, 7.78%, and 8.59%, respectively.

For nonutility construction, which began after January 1, 1998, the Company capitalizes interest costs in accordance with SFAS No. 34, "Capitalizing Interest Costs." The interest capitalization rates in 1999 and 1998 were 7.14% and 7.45%, respectively.

Depreciation and Maintenance Depreciation expense is determined generally on a straight-line method based on estimated service lives of depreciable properties and amounted to approximately 3.2% of average depreciable property in 1999 and 3.3% in each of the years 1998 and 1997. The cost of maintenance and of certain replacements of property, plant, and equipment is charged principally to operating expenses.

Investments The Company records the acquisition cost in excess of net assets acquired as an investment in goodwill. Goodwill recorded prior to 1966 is not being amortized because, in management's opinion, there has been no reduction in its value. Goodwill related to the acquisition of West Virginia Power Company in December 1999 will be amortized over 40 years.

Benefit plans' investments primarily represent the estimated cash surrender values of purchased life insurance on qualifying management employees under executive life insurance and supplemental executive retirement plans.

Temporary Cash Investments For purposes of the consolidated statement of cash flows, temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

Regulatory Assets and Liabilities In accordance with SFAS No. 71, the Company's consolidated financial statements include certain assets and liabilities resulting from cost-based ratemaking regulation.

Income Taxes Financial accounting income before income taxes differs from taxable income principally because certain income and deductions for tax purposes are recorded in the financial income statement in another period. Deferred tax assets and liabilities represent the tax effect of temporary differences between the financial statement and tax basis of assets and liabilities computed using the most current tax rates.

The Company has deferred the tax benefit of investment tax credits. Investment tax credits are amortized over the estimated service lives of the related properties.

Postretirement Benefits The Company's subsidiaries have a noncontributory, defined benefit pension plan covering substantially all employees, including officers. Benefits are based on the employee's years of service and compensation. The funding policy is to contribute annually at least the minimum amount required under the Employee Retirement Income Security Act and not more than can be deducted for federal income tax purposes. Plan assets consist of equity securities, fixed income securities, short-term investments, and insurance contracts.

The Company's subsidiaries also provide partially contributory medical and life insurance plans for eligible retirees and dependents. Medical benefits, which make up the largest component of the plans, are based upon an age and years-of-service vesting schedule and other plan provisions. Subsidized medical coverage is not provided in retirement to employees hired on or after January 1, 1993. The funding policy is to contribute the maximum amount that can be deducted for federal income tax purposes. Funding of these benefits is made primarily into Voluntary Employee Beneficiary Association trust funds. Medical benefits are self-insured. The life insurance plan is paid through insurance premiums.

Comprehensive Income SFAS No. 130, "Reporting Comprehensive Income," effective for 1998, established standards for reporting comprehensive income and its components (revenues, expenses, gains, and losses) in the financial statements. The Company does not have any elements of other comprehensive income to report in accordance with SFAS No. 130.

NOTE B: INDUSTRY RESTRUCTURING

Maryland Deregulation On September 23, 1999, Potomac Edison filed a settlement agreement (covering its stranded cost quantification mechanism, price protection mechanism, and unbundled rates) with the Maryland Public Service Commission (Maryland PSC). The agreement was signed by all parties active in the case, except Eastalco, which stated that it would not oppose it. The settlement agreement, which was approved by the Maryland PSC on December 23, 1999, includes the following provisions:

* The ability for nearly all of our 211,000 Maryland customers to have the option of choosing an electric generation supplier starting July 1, 2000.
* The transfer of Potomac Edison's Maryland jurisdictional generating assets to a nonutility affiliate at book value as of July 1, 2000.
* A reduction in base rates of 7% ($10.4 million each year totaling $72.8 million) for residential customers from 2002 through 2008. A reduction in base rates of one-half of 1% ($1.5 million each year totaling $10.5 million) for the majority of commercial and industrial customers from 2002 through 2008.
* Standard Offer Service (provider of last resort) will be provided to residential customers during a transition period from July 1, 2000, to December 31, 2008, and to all other customers during a transition period of July 1, 2000, to December 31, 2004.
* A cap on generation rates for residential customers from 2002 through 2008. Generation rates for non-residential customers are capped from 2002 through 2004.
* A cap on transmission and distribution rates for all customers from 2002 through 2004.
* Unless Potomac Edison is subject to significant changes that would materially affect Potomac Edison's financial condition, the parties agree not to seek a reduction in rates which would be effective prior to January 1, 2005.
* The recovery of all purchased power costs incurred as a result of the contract to buy generation from the AES Warrior Run cogeneration facility.
* The establishment of a fund (not to exceed $.001 per kilowatt-hour (kWh) for residential customers) for the development and use of energy-efficient technologies.

The Maryland PSC on December 23, 1999, also approved Potomac Edison's unbundled rates covering the period 2000 through 2008.

Pennsylvania Deregulation In December 1996, Pennsylvania enacted the Electricity Generation Customer Choice and Competition Act (Customer Choice Act) to restructure the electric industry in Pennsylvania to create retail access to a competitive electric energy supply market. Approximately 45% of the Company's retail revenues were from its Pennsylvania subsidiary, West Penn. On August 1, 1997, West Penn filed with the Pennsylvania Public Utility Commission (Pennsylvania PUC) a comprehensive restructuring plan to implement full customer choice of electricity suppliers as required by the Customer Choice Act. The filing included a plan for recovery of transition costs through a Competitive Transition Charge (CTC).

On May 29, 1998 (as amended on November 19, 1998), the Pennsylvania PUC granted final approval to West Penn's restructuring plan, which included the following provisions:

* Established an average shopping credit for West Penn customers who shop for the generation portion of electricity services.
* Provided two-thirds of West Penn's customers the option of selecting a generation supplier on January 2, 1999, with all customers able to shop on January 2, 2000.
* Required a rate refund from 1998 revenue (about $25 million) via a 2.5% rate decrease throughout 1999, accomplished by an equal percentage decrease for each rate class.
* Provided that customers have the option of buying electricity from West Penn at capped generation rates through 2008, and that transmission and distribution rates are capped through 2005, except that the capped rates are subject to certain increases as provided for in the Public Utility Code.
* Prohibited complaints challenging West Penn's regulated transmission and distribution rates through 2005.
* Provided about $15 million of West Penn funding for the development and use of renewable energy and clean energy technologies, energy conservation, energy efficiency, etc.
* Permitted recovery of $670 million in transition costs plus return over 10 years beginning in January 1999 for West Penn.
* Allowed for income recognition of transition cost recovery in the earlier years of the transition period to reflect the Pennsylvania PUC's projections that electricity market prices are lower in the earlier years.
* Granted West Penn's application to issue bonds to securitize up to $670 million in transition costs and to provide 75% of the associated savings to customers, with 25% available to shareholders.
* Authorized the transfer of West Penn's generating assets to a nonutility affiliate at book value. Subject to certain time-limited exceptions, the nonutility business can compete in the unregulated energy market in Pennsylvania.

As a result of the May 29, 1998, Pennsylvania PUC order and the November 19, 1998, settlement agreement, an extraordinary charge of $466.9 million ($275.4 million after taxes) was recorded in 1998 to reflect a write-off of costs determined to be unrecoverable in connection with the deregulation proceedings in Pennsylvania. 1998 also reflects additional charges of $40.3 million ($23.7 million after taxes) related to the West Penn revenue refund and energy program payments. See Note C for additional details.

Starting in 1999, West Penn unbundled its rates to reflect separate prices for the supply charge, the CTC, and transmission and distribution charges. While supply is open to competition, West Penn continues to provide regulated transmission and distribution services to customers in its service area at rates approved by the Pennsylvania PUC and the Federal Energy Regulatory Commission (FERC). West Penn is the electricity provider of last resort for those customers who decide not to choose another electricity supplier.

The Pennsylvania PUC order authorized annual recovery of "transition costs" from distribution customers as follows:

                 Amount
Year     (Millions of dollars)
-------------------------------
1999            $ 122
2000              121
2001              115
2002              113
2003              112
2004              104
2005               99
2006               98
2007               97
2008               97
-------------------------------

These amounts represent the recovery of $670 million in transition costs plus a return on the unrecovered investment.

Actual transition revenues billed to customers in 1999 totaled $101 million. The Company has recorded a regulatory asset of $20 million for the difference in the authorized CTC revenues, adjusted for $1 million securitization savings to be shared with customers, and the actual transition revenues billed to customers. The Pennsylvania PUC has approved the recovery of this regulatory asset through a true-up mechanism currently in process.

The order also authorized recognition of an additional CTC regulatory asset (Additional CTC Regulatory Asset) as follows:

                 Amount
Year     (Millions of dollars)
-------------------------------
1999            $ 25
2000              45
2001              60
2002              50
-------------------------------

To the extent that West Penn records any or all of the Additional CTC Regulatory Asset, it will be amortized in 2005 through 2008. This Additional CTC Regulatory Asset was approved by the Pennsylvania PUC to reduce the adverse effects, if any, that competition will have on West Penn during the years 1999 to 2002. No Additional CTC Regulatory Asset was recorded by West Penn as of December 31, 1999.

Prior to 1999, the Pennsylvania Customer Choice Act, required all electric utilities in Pennsylvania to establish and administer retail access pilot programs under which customers representing 5% of the load of each rate class would choose an electricity supplier other than their own local franchise utility. The pilot programs began on November 1, 1997, and continued through December 31, 1998. As ordered by the Pennsylvania PUC, pilot participants received an energy credit to their bills from their local utility and paid an alternate supplier for energy. To assure participation in the pilot program, the credit established by the Pennsylvania PUC was artificially high (greater than West Penn's generation costs), with the result that West Penn suffered a loss of $8.6 million. West Penn mitigated the loss by competing for sales to pilot participants of other utilities as an alternate supplier. The Pennsylvania PUC approved West Penn's pilot compliance filing and thus has indicated its intent to treat the net revenue loss as a regulatory asset subject to review and potential rate recovery. Accordingly, West Penn deferred the net revenue loss as a regulatory asset.

On August 12, 1999, West Penn filed its Competitive Transition Charge Reconciliation Statement pursuant to the settlement agreement approved by the Pennsylvania PUC. The reconciliation shows a seven-month under-collection and its potential effects on the CTC rate effective January 1, 2000. The seven-month transition cost under-collection for the period ended July 31, 1999, was $15.9 million.

On November 2, 1999, West Penn, the Office of Consumer Advocate, West Penn Industrial Intervenors, and the Commission's Office of Trial Staff filed a Joint Petition for Approval of Settlement Agreement. The agreement proposed that West Penn use the savings from securitization during the remainder of 1999 and during 2000 to recover the existing 1999 CTC underrecovery and the expected increase in year 2000 CTC underrecovery due to lower than projected energy sales. On December 16, 1999, the Pennsylvania PUC approved the joint petition for settlement allowing West Penn to collect the 1999 CTC underrecovery.

NOTE C: ACCOUNTING FOR THE EFFECTS OF PRICE DEREGULATION

In 1997, the Emerging Issues Task Force (EITF) issued EITF No. 97-4, "Deregulation of the Pricing of Electricity-Issues Related to the Application of FASB Statement Nos. 71 and 101." The EITF agreed that, when a rate order that contains sufficient detail for the enterprise to reasonably determine how the transition plan will affect the separable portion of its business whose pricing is being deregulated is issued, the entity should cease to apply SFAS No. 71 to that separable portion of its business.

On December 23, 1999, the Maryland PSC approved a settlement agreement dated September 23, 1999, setting forth the transition plan to deregulate electric generation for Potomac Edison's Maryland jurisdiction. As required by EITF 97-4, Potomac Edison discontinued the application of SFAS No. 71 for its Maryland jurisdiction electric generation operations in the fourth quarter of 1999. As a result, Potomac Edison recorded under the provisions of SFAS No. 101, "Accounting for the Discontinuation of Application of FASB Statement No. 71," an extraordinary charge of $26.9 million ($17.0 million after taxes), reflecting the impairment of certain generating assets as determined under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," based on the expected future cash flows and net regulatory assets associated with generating assets that will not be collected from customers as shown below:

(Millions of dollars)                        Gross   Net-of-Tax
-------------------------------------------------------------------
Impaired generating assets                   $14.5     $  9.9
Net regulatory assets                         12.4        7.1
-------------------------------------------------------------------
  Total 1999 extraordinary charge            $26.9     $ 17.0
-------------------------------------------------------------------


On May 29, 1998, the Pennsylvania PUC issued an order approving a transition plan for West Penn. This order was subsequently amended by a settlement agreement approved by the Pennsylvania PUC on November 19, 1998. Based on the Pennsylvania PUC order and subsequent settlement agreement, West Penn discontinued the application of SFAS No. 71 to its generation operations in the second quarter of 1998.

West Penn recorded under the provisions of SFAS No. 101 an extraordinary charge of $466.9 million ($275.4 million after taxes) in 1998 to reflect the disallowances of certain costs in the Pennsylvania PUC's May 29, 1998, order, as revised by the Pennsylvania PUC-approved November 19, 1998, settlement agreement. The charge reflects adverse power purchase commitments (commitments to purchase power at prices above market prices for electricity), the impairment of the investment in the Bath County pumped-storage plant, and net regulatory assets that will not be collected from customers under the Pennsylvania PUC's order and settlement agreement as follows:

(Millions of dollars)                        Gross   Net-of-Tax
-------------------------------------------------------------------
AES Beaver Valley nonutility
 generation contract                       $ 197.5    $ 116.5
Impairment of Bath County
 pumped-storage plant                        165.6       97.7
Net regulatory assets                        103.8       61.2
-------------------------------------------------------------------
Total 1998 extraordinary charge            $ 466.9    $ 275.4
-------------------------------------------------------------------


On December 31, 1999, the Company's reserve for adverse power purchase commitments was $328.8 million based on the Company's forecast of future energy revenues and other factors. A change in the estimated energy revenues or other factors could have a material effect on the amount of the reserve for adverse power purchases.

See Note B for additional information regarding the transition plans approved in Maryland and Pennsylvania.

In addition to the 1998 extraordinary charge, West Penn recorded an additional charge against income in 1998 of $40.3 million ($23.7 million after taxes) associated with a rate refund and development of renewable energy programs as required by the Pennsylvania settlement agreement.

The Consolidated Balance Sheet includes the amounts listed below for assets, primarily generation, not subject to SFAS No. 71.

                                                          December     December
(Millions of dollars)                                       1999         1998
--------------------------------------------------------------------------------

Property, plant, and equipment at original cost          $ 2,690.1    $ 1,969.6
Amounts under construction included above                    101.8         39.2
Accumulated depreciation                                  (1,239.0)      (870.8)
--------------------------------------------------------------------------------


NOTE D: PROPOSED MERGER

On April 7, 1997, the Company and DQE, Inc. (DQE), parent company of Duquesne Light Company in Pittsburgh, Pennsylvania, announced that they had agreed to merge in a tax-free, stock-for-stock transaction (Merger Agreement).

At separate meetings held on August 7, 1997, the shareholders of the Company and DQE approved the merger. The Company and DQE made all necessary regulatory filings. Since then, the Company and DQE received approval of the merger from the Nuclear Regulatory Commission, the Pennsylvania PUC, and the FERC. The Pennsylvania PUC and the FERC approvals were subject to conditions acceptable to the Company. In addition, while not required, the Maryland PSC and the Public Utilities Commission of Ohio have indicated their approval.

On October 5, 1998, DQE notified the Company that it had unilaterally decided to terminate the merger. In response, the Company filed with the United States District Court for the Western District of Pennsylvania on October 5, 1998, a lawsuit for specific performance of the Merger Agreement or, alternatively, damages. The District Court held a trial on October 20 through 28, 1999, without a jury, on the issues of whether DQE's termination of the Merger Agreement breached the agreement and whether the Company is entitled to specific performance.

On December 3, 1999, the Court handed down a decision which found that DQE did not breach the April 1997 Merger Agreement. The Court accordingly found in favor of DQE and granted judgment in favor of DQE on all claims and all requests for injunctive relief. On December 14, 1999, the Company appealed the District Court's judgment to the United States Court of Appeals for the Third Circuit, and, on December 16, 1999, the Company filed a Motion for Expedited Treatment of the Appeal requesting that briefings be completed by February 25, 2000, and that arguments be scheduled promptly following the completion of briefings. On December 29, 1999, the Third Circuit granted the Motion for Expedited Treatment.

As a result of the December 3, 1999, Court decision, the Company recorded a charge against income of $19.7 million ($11.8 million after taxes) in the fourth quarter of 1999 for merger-related costs previously deferred.

NOTE E: ACQUISITIONS

In December 1999, Monongahela Power acquired the assets of West Virginia Power for approximately $95 million. In conjunction with this acquisition, the Company purchased the assets of a heating, ventilation, and air conditioning business for $2.1 million. The acquisition increased property, plant, and equipment and accumulated depreciation by $105.0 million and $35.4 million, respectively. Also, $27.5 million was recorded as the excess of cost over net assets acquired.

In December 1999, Monongahela Power agreed to acquire Mountaineer Gas Company for $323 million, which includes the assumption of approximately $100 million of existing debt. Completion of the transaction is conditioned upon, among other things, certain regulatory approvals which may be obtained by mid-2000.

NOTE F: EXTRAORDINARY CHARGE ON LOSS ON REACQUIRED DEBT

During 1999, West Penn reacquired $525 million of outstanding first mortgage bonds and recorded a loss of $17.0 million ($10.0 million after taxes) associated with this transaction. In accordance with Accounting Principles Board
(APB) Opinion

No. 26, "Early Extinguishment of Debt," and SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," this amount is classified as an extraordinary item in the consolidated statement of income.

NOTE G: INCOME TAXES

Details of federal and state income tax provisions are:



(Thousands of dollars)                                     1999         1998         1997
-------------------------------------------------------------------------------------------
Income taxes-current:
  Federal                                               $100,724     $114,319     $ 87,394
  State                                                   26,156       33,385       23,960
-------------------------------------------------------------------------------------------
    Total                                                126,880      147,704      111,354
Income taxes-deferred, net of amortization                48,461       28,920       74,565
Income taxes-deferred, extraordinary charge              (16,885)    (191,480)
Amortization of deferred investment credit                (8,426)      (7,922)      (8,203)
-------------------------------------------------------------------------------------------
    Total income taxes                                   150,030      (22,778)     177,716
Income taxes-charged to other income and deductions       (2,474)        (306)      (9,643)
Income taxes-credited to extraordinary charge             16,885      191,480
-------------------------------------------------------------------------------------------
Income taxes-charged to operating income                $164,441     $168,396     $168,073
-------------------------------------------------------------------------------------------




The total provision for income taxes is different from the amount produced by applying the federal income statutory tax rate of 35% to financial accounting income, as set forth below:

(Thousands of dollars)                                    1999          1998        1997
--------------------------------------------------------------------------------------------

Income before preferred stock dividends
 and redemption premiums,
 income taxes, and extraordinary charge                 $460,793      $440,655    $458,649
--------------------------------------------------------------------------------------------
Amount so produced                                      $161,278      $154,229    $160,527
Increased (decreased) for:
  Tax deductions for which deferred
   tax was not provided:
     Lower tax depreciation                                6,500        6,700       14,200
     Plant removal costs                                  (9,100)      (2,400)      (1,700)
State income tax, net of federal income tax benefit       14,100       20,200       11,700
Amortization of deferred investment credit                (8,426)      (7,922)      (8,203)
Other, net                                                    89       (2,411)      (8,451)
--------------------------------------------------------------------------------------------

    Total                                               $164,441     $168,396     $168,073
--------------------------------------------------------------------------------------------




The provision for income taxes for the extraordinary charges is different from the amount produced by applying the federal income statutory tax rate of 35% to the gross amount, as set forth below:

(Thousands of dollars)                                   1999           1998
-----------------------------------------------------------------------------
Extraordinary charge before income taxes           $    43,853     $  466,905
-----------------------------------------------------------------------------
Amount so produced                                 $    15,349     $  163,417
Increased for state income tax,
 net of federal income tax benefit                       1,536         28,063
-----------------------------------------------------------------------------
    Total                                          $    16,885     $  191,480
-----------------------------------------------------------------------------

Federal income tax returns through 1995 have been examined and substantially settled. At December 31, the deferred tax assets and liabilities consisted of the following:


(Thousands of dollars)                                               1999         1998
-----------------------------------------------------------------------------------------
Deferred tax assets:
  Recovery of transition costs                                  $  141,844    $  154,530
  Unamortized investment tax credit                                 72,845        77,213
  Tax interest capitalized                                          35,760        35,375
  Postretirement benefits other than pensions                       31,662        31,047
  Contributions in aid of construction                              23,387        23,643
  Unbilled revenue                                                  13,105        13,380
  Revenue refund                                                                  10,301
  Deferred power costs, net                                         16,741         8,736
  Reserve for uncollectibles                                        10,044         7,904
  Other                                                             47,472        39,878
-----------------------------------------------------------------------------------------

                                                                   392,860       402,007
----------------------------------------------------------------------------------------

Deferred tax liabilities:
  Book vs. tax plant basis differences, net                      1,207,465     1,174,453
  Other                                                             75,861        88,465
-----------------------------------------------------------------------------------------

                                                                 1,283,326     1,262,918
----------------------------------------------------------------------------------------
Total net deferred tax liabilities                                 890,466       860,911
Portion above included in current assets                            30,477        21,868
----------------------------------------------------------------------------------------
Total long-term net deferred tax liabilities                    $  920,943    $  882,779
----------------------------------------------------------------------------------------



NOTE H: DIVIDEND RESTRICTION

Supplemental indentures relating to certain outstanding bonds of Monongahela Power contain dividend restrictions under the most restrictive of which $68,974,000 of the Company's consolidated retained earnings at December 31, 1999, is not available for cash dividends on Monongahela Power's common stock, except that a portion thereof may be paid as cash dividends where concurrently an equivalent amount of cash is received by Monongahela Power as a capital contribution or as the proceeds of the issue and sale of shares of its common stock.

NOTE I: PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

Net periodic (credit) cost for pension and postretirement benefits other than pensions (principally health care and life insurance) for employees and covered dependents, of which approximately 30% was (credited) charged to plant construction, included the following components:


                                                                  Postretirement Benefits
                                         Pension Benefits           Other Than Pensions
--------------------------------------------------------------------------------------------

(Thousands of dollars)               1999      1998     1997      1999      1998    1997
--------------------------------------------------------------------------------------------

Components of net
periodic (credit) cost:
  Service cost                     $15,350  $ 14,316  $12,435  $  2,677  $2,566  $ 2,619
  Interest cost                     47,068    46,743   43,060    13,418  14,346   15,244
  Expected return on plan assets   (65,456)  (61,280) (57,404)   (6,217) (6,163)  (4,705)
  Amortization of unrecognized
   transition (asset) obligation    (3,146)   (3,146)  (3,146)    6,433   6,433    6,433
  Amortization of prior service cost 2,386     2,360    1,441
  Recognized net actuarial gain                                    (119)
--------------------------------------------------------------------------------------------
    Periodic (credit) cost          (3,798)   (1,007)  (3,614)   16,192  17,182   19,591
Reversal of previous deferrals                   760      760
--------------------------------------------------------------------------------------------
Net periodic (credit) cost        $ (3,798) $   (247) $(2,854)  $16,192 $17,182  $19,591
--------------------------------------------------------------------------------------------

The discount rates and rates of compensation increases used in determining the benefit obligations at September 30, 1999, 1998, and 1997, and the expected long-term rate of return on assets in each of the years 1999, 1998, and 1997 were as follows:

                                    1999     1998      1997      1999      1998     1997
------------------------------------------------------------------------------------------
Discount rate                      7.50%     7.00%     7.25%     7.50%     7.00%    7.25%
Expected return on plan assets     9.00%     9.00%     9.00%     8.25%     8.25%    8.25%
Rate of compensation increase      4.50%     4.00%     4.25%     4.50%     4.00%    4.25%
-------------------------------------------------------------------------------------------



For postretirement benefits other than pensions measurement purposes, a health care cost trend rate of 6.5% for 2000 and beyond and plan provisions which limit future medical and life insurance benefits were assumed. Because of the plan provisions which limit future benefits, the assumed health care cost trend rate has a limited effect on the amounts reported.

A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

                                                   1-Percentage-Point    1-Percentage-Point
(Thousands of dollars)                                      Increase            Decrease
--------------------------------------------------------------------------------------------
Effect on total of service and interest cost components       $  300          $  (289)
Effect on postretirement benefit obligation                   $2,609          $(2,635)
--------------------------------------------------------------------------------------------



The amounts (prepaid) accrued at December 31, using a measurement date of September 30, included the following components:



                                                                     Postretirement Benefits
                                                 Pension Benefits      Other Than Pensions
(Thousands of dollars)                          1999         1998        1999       1998
--------------------------------------------------------------------------------------------
Change in benefit obligation:
  Benefit obligation at beginning of year    $692,937    $ 664,695    $196,282    $202,274
  Service cost                                 15,350       14,316       2,677       2,566
  Interest cost                                47,068       46,743      13,418      14,346
  Plan amendments                                              360
  Actuarial (gain) loss                       (21,369)       8,573     (20,159)    (14,296)
  Benefits paid                               (42,458)     (41,750)    (10,894)     (8,608)
    Benefit obligation at December 31         691,528      692,937     181,324     196,282
--------------------------------------------------------------------------------------------

Change in plan assets:
  Fair value of plan assets
   at beginning of year                       801,348      786,159      74,773      73,363
  Actual return on plan assets                 50,914       49,091      10,864         965
  Employer contribution                         7,848        7,848       4,406       2,451
  Benefits paid                               (42,458)     (41,750)     (5,766)    (2,006)
    Fair value of plan assets at December 31  817,652      801,348      84,277     74,773
-------------------------------------------------------------------------------------------

Plan assets (in excess of)
less than benefit obligation                 (126,124)    (108,411)     97,047    121,509
Unrecognized transition asset (obligation)      3,152        6,298     (83,627)   (90,060)
Unrecognized net actuarial gain               115,193      108,366      46,140     21,453
Unrecognized prior service
 cost due to plan amendments                  (20,428)     (22,814)
Fourth quarter contributions and benefit payments                       (6,203)    (5,227)
--------------------------------------------------------------------------------------------

 (Prepaid) accrued at December 31           $ (28,207)   $ (16,561)   $ 53,357   $ 47,675
--------------------------------------------------------------------------------------------




The pension unrecognized transition asset is being amortized over 14 years beginning January 1, 1987, and the postretirement benefits other than pensions unrecognized transition obligation is being amortized over 20 years beginning January 1, 1993.

NOTE J: STOCK-BASED COMPENSATION

Under the Company's Long-term Incentive Plan, options may be granted to officers and key employees. A total of 10 million shares of the Company's common stock have been authorized for issuance under the Long-term Incentive Plan. The Long-term Incentive Plan, which was implemented during 1998, provides vesting periods of one to seven years, with options remaining exercisable until 10 years from the date of grant. There were no exercisable options at December 31, 1999. As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company follows APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for employee stock options. Under APB No. 25, because the exercise price of stock options awarded under the Company's Long-term Incentive Plan equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized. Disclosure of pro-forma information regarding net income and earnings per share is required by SFAS No. 123. The information presented has been determined as if the stock options had been accounted for under the fair value method of that statement. The weighted average fair value of the 1999 options was $5.07 per share. The fair values were estimated at the date of grant using the Black-Scholes option pricing model, with the following weighted average assumptions: risk-free interest rate was 6.24%, expected lives of 10 years, expected stock volatility of 22.83%, and dividend yield of 5.83%.

Under SFAS No. 123, pro-forma consolidated net income for common stock for the Company would be $258,166,000, or $255,000 less than the amount reported for 1999. On a pro-forma basis, the Company's 1999 basic and diluted earnings per share would remain at $2.22 per common share. There were no stock options issued prior to 1999. During 1999, the Company granted 1,119,200 stock options at a weighted average exercise price of $31.351. There were no stock options exercised or forfeited during 1999. A summary of the stock options outstanding at December 31, 1999, is as follows: range of exercise prices was $30.1875 to $33.8125, weighted average exercise price was $31.351, shares outstanding were 1,119,200, and average remaining contractual life was 10 years.

Under the Company's Long-term Incentive Plan (formerly the Performance Share
Plan), certain officers of the Company and its subsidiaries may receive awards based on meeting specific shareholder and customer performance rankings. The Company recognized compensation expense in 1999, 1998, and 1997 of $1.1 million, $2.0 million, and $1.1 million, respectively.

NOTE K: REGULATORY ASSETS AND LIABILITIES

Certain of the Company's utility operations are subject to the provisions of SFAS No. 71. Regulatory assets represent probable future revenues associated with deferred costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. Regulatory assets, net of regulatory liabilities, reflected in the consolidated balance sheet at December 31 relate to:



(Thousands of dollars)                                                  1999        1998
--------------------------------------------------------------------------------------------

Long-term assets (liabilities), net:
  Income taxes, net                                                  $306,247     $317,745
  Pennsylvania stranded cost recovery (CTC)                           251,903      280,388
  Pennsylvania CTC true-up                                             20,004
  Pennsylvania pilot deferred revenue                                   9,040        6,726
  Postretirement benefits                                               6,229        6,229
  Pennsylvania tax increases                                            3,520
  Storm damage                                                            850        2,101
  Demand-side management                                                  184        8,157
  Deferred revenues                                                   (14,900)
  Other, net                                                            2,027        2,806
------------------------------------------------------------------------------------------
    Subtotal                                                          585,104      624,152
  Deferred power costs, net (
   reported in other deferred charges/credits)                         (9,990)      (2,455)
-------------------------------------------------------------------------------------------

    Subtotal                                                          575,114      621,697
------------------------------------------------------------------------------------------
Current assets (liabilities), net
 (reported in other current assets/liabilities):
  CTC recovery                                                         23,957       17,372
  Income taxes, net                                                     1,847        1,847
  Deferred power costs, net                                           (12,880)       7,211
  Deferred revenues                                                   (19,949)
------------------------------------------------------------------------------------------
    Subtotal                                                           (7,025)      26,430
------------------------------------------------------------------------------------------
      Net regulatory assets                                          $568,089     $648,127
------------------------------------------------------------------------------------------



Future deregulation proceedings in Ohio, Virginia, and West Virginia may affect the ratemaking treatment of the net regulatory assets related to generation in these jurisdictions. See Notes B and C starting on pages 49 and 51, respectively, for a discussion of deregulation plans approved in Pennsylvania and Maryland. At this time, the Company cannot determine the effect of deregulation plans in Ohio, Virginia, and West Virginia.

NOTE L: FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair value of financial instruments at December 31 were as follows:



                                                      1999                     1998
                                            ------------------------   --------------------
                                              Carrying      Fair       Carrying      Fair
(Thousands of dollars)                         Amount      Value        Amount       Value
--------------------------------------------------------------------------------------------
Assets:
  Temporary cash investments                $   44,831  $   44,831  $      882    $      882
  Life insurance contracts                      94,168      94,168      87,468        87,468
Liabilities:
  Short-term debt                              641,095     641,095     258,837       258,837
  Long-term debt and QUIDS                   2,468,407   2,370,723   2,198,577     2,307,081
  Interest rate swap                                                     1,528         3,831
  Option contract for interest rate swap                                 5,717         5,717
--------------------------------------------------------------------------------------------





The carrying amount of temporary cash investments, as well as short-term debt, approximates the fair value because of the short maturity of those instruments. The fair value of the life insurance contracts was estimated based on cash surrender value. The fair value of long-term debt and QUIDS was estimated based on actual market prices or market prices of similar issues. The fair value of the swap and option contract was estimated based on the present value of future cash flows associated with these instruments. The swap and option were terminated in June 1999.

The Company had no financial instruments held or issued for trading purposes.

NOTE M: CAPITALIZATION

Common Stock In March 1999, the Company announced a stock repurchase program that authorized the repurchase of common stock worth up to $500 million from time to time at price levels the Company deems attractive. The Company purchased 12 million shares of its common stock in 1999 at an aggregate cost of $398.4 million.

Preferred Stock West Penn called or redeemed all outstanding shares of its cumulative preferred stock with a combined par value of $79.7 million plus redemption premiums of $3.3 million on July 15, 1999, with proceeds from new $84-million five-year unsecured medium-term notes issued in the second quarter at a 6.375% coupon rate. Potomac Edison called all outstanding shares of its cumulative preferred stock with a combined par value of $16.4 million plus redemption premiums of $.5 million on September 30, 1999, with funds on hand. Monongahela Power's outstanding preferred stock is entitled on voluntary liquidation to its then current call price and on involuntary liquidation to $100 a share.

Long-Term Debt and QUIDS Maturities for long-term debt in thousands of dollars for the next five years are: 2000, $189,734; 2001, $187,283; 2002, $134,105;
2003, $250,071; and 2004, $157,714. Substantially all of the properties of Monongahela Power and Potomac Edison are held subject to the lien securing their first mortgage bonds. Some properties are also subject to a second lien securing certain pollution control and solid waste disposal notes. During 1999, West Penn reacquired all of its outstanding $525 million of first mortgage bonds.

In November 1999, West Penn Funding, LLC, issued $600 million of transition bonds as authorized by the Pennsylvania PUC (see Note B). The transition bonds are secured by the collection of transition costs through a nonbypassable charge to customers in the West Penn service area.

NOTE N: SHORT-TERM DEBT

To provide interim financing and support for outstanding commercial paper, lines of credit have been established with several banks. The Company and its regulated subsidiaries have fee arrangements on all of their lines of credit and no compensating balance requirements. At December 31, 1999, unused lines of credit with banks were $435 million. In addition to bank lines of credit, an internal money pool accommodates intercompany short-term borrowing needs, to the extent that certain of the regulated companies have funds available.

Short-term debt outstanding for 1999 and 1998 consisted of:


(Thousands of dollars)                                  1999              1998
------------------------------------------------------------------------------------
Balance and interest rate at end of year:
  Commercial paper                                $641,095 - 5.98%  $208,837 - 5.40%
  Notes payable to banks                                              50,000 - 5.40%
Average amount outstanding and interest rate during the year:
  Commercial paper                                 418,166 - 5.41%   171,393 - 5.60%
  Notes payable to banks                            25,098 - 5.22%    44,789 - 5.62%
------------------------------------------------------------------------------------


NOTE O: BUSINESS SEGMENTS

The Company's principal business segments are utility and nonutility operations. The utility subsidiaries, Monongahela Power, Potomac Edison, and West Penn, collectively now do business as Allegheny Power. Allegheny Power is involved in the delivery (transmission and distribution) and procurement of electric energy subject to federal and state traditional utility price regulation. Also, Allegheny Power is involved in generation of electric energy in jurisdictions which have not yet implemented deregulation of electric generation. Nonutility operations consist primarily of the Company's energy supply business, now Allegheny Energy Supply. Also included in nonutility operations is Allegheny Ventures, a wholly owned subsidiary of the Company, which develops new business opportunities, including telecommunications. Since January 1, 1999, the Company's supply business has the primary objective of selling the output of the West Penn generation that has been freed up by the Customer Choice Act in Pennsylvania and is no longer regulated by the Pennsylvania PUC. In November 1999, the Company formed a new nonutility generating company, Allegheny Energy Supply. West Penn transferred its deregulated generating capacity, which totaled 3,778 MW, at book value as allowed by the final settlement in West Penn's Pennsylvania restructuring case. Allegheny Energy Supply also purchased from AYP Energy its 276 MW of merchant capacity at Fort Martin Unit No. 1.

Business segment information for 1999, 1998, and 1997 is summarized below. Transactions between affiliates are recognized at prices which approximate market value. Significant transactions between reportable segments are eliminated to reconcile the segment information to consolidated amounts. The identifiable assets information does not reflect the elimination of intercompany balances or transactions which are eliminated in the Company's consolidated financial statements.



(Thousands of dollars)                              1999            1998            1997
--------------------------------------------------------------------------------------------
Operating revenues:
  Utility                                       $2,273,727      $2,330,261        $2,286,175
  Nonutility                                       887,387         246,986            85,794
  Eliminations                                    (352,673)           (811)           (2,478)
Depreciation and amortization:
  Utility                                          197,955         264,609           259,145
  Nonutility                                        59,501           5,770             6,605
Federal and state income taxes:
  Utility                                          131,225         178,929           177,581
  Nonutility                                        33,216         (10,533)           (9,508)
Operating income:
  Utility                                          395,425         449,762           457,267
  Nonutility                                        79,222         (10,255)           (5,030)
Interest charges, preferred dividends,
 and preferred redemption premiums:
  Utility                                          160,934         176,073           182,564
  Nonutility                                        31,871          10,159            10,786
  Eliminations                                        (102)
Consolidated income before extraordinary charge:
  Utility                                          236,472         283,323           295,653
  Nonutility                                        48,917         (20,315)          (14,357)
Extraordinary charge, net:
  Utility                                           26,968         275,426
Identifiable assets:
  Utility                                        5,293,394       6,321,777         6,442,512
  Nonutility                                     1,559,047         213,418           211,579
Capital expenditures:
  Utility                                          266,205         229,362           284,648
  Utility-acquisition of businesses                 98,714
  Nonutility                                       147,160           6,205               829
--------------------------------------------------------------------------------------------




See Notes C and F for a discussion of extraordinary charges, net.

NOTE P: COMMITMENTS AND CONTINGENCIES

Construction and Capital Program The subsidiaries have entered into commitments for their construction and capital programs for which expenditures are estimated to be $419 million for 2000 and $431 million for 2001. In addition, in 2000, Monongahela Power plans to purchase Mountaineer Gas Company for approximately $323 million (which includes the assumption of approximately $100 million in existing debt). Construction expenditure levels in 2002 and beyond will depend upon, among other things, the strategy eventually selected for complying with Phase II of the Clean Air Act Amendments of 1990 (CAAA) and the extent to which environmental initiatives currently being considered become mandated. The Company estimates that its banked emission allowances will allow it to comply with Phase II sulfur dioxide (SO2) limits through 2005. Studies to evaluate cost-effective options to comply with Phase II SO2 limits beyond 2005, including those available in connection with the emission allowance trading market, are continuing.

Environmental Matters and Litigation The companies are subject to various laws, regulations, and uncertainties as to environmental matters. Compliance may require them to incur substantial additional costs to modify or replace existing and proposed equipment and facilities and may adversely affect the cost of future operations.

The Environmental Protection Agency (EPA) issued its final regional nitrogen oxides (NOx) State Implementation Plan (SIP) call rule on September 24, 1998. The EPA's SIP call rule found that 22 eastern states (including Maryland, Pennsylvania, and West Virginia) and the District of Columbia are all contributing significantly to ozone nonattainment in downwind states. The final rule declares that this downwind nonattainment will be eliminated (or sufficiently mitigated) if the upwind states reduce their NOx emissions by an amount that is precisely set by the EPA on a state-by-state basis. The final SIP call rule requires that all state-adopted NOx reduction measures must be incorporated into SIPs by September 1999 and must be implemented by May 1, 2003. However, the EPA's NOx SIP call regulation is currently under litigation in the District of Columbia Circuit Court of Appeals, and a decision is expected by spring 2000. The Company's compliance with these requirements would require the installation of post-combustion control technologies on most, if not all, of its power stations at a cost of approximately $370 million. The Company continues to work with other coal-burning utilities and other affected constituencies in coal-producing states to challenge this EPA action.

On March 4, 1994, Monongahela Power, Potomac Edison, and West Penn received notice that the EPA had identified them as potentially responsible parties
(PRPs) under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, with respect to a Superfund Site. There are approximately 175 other PRPs involved. A final determination has not been made for the Company's share of the remediation costs based on the amount of materials sent to the site. However, the Company estimates that its share of the cleanup liability will not exceed $1 million, which has been accrued as a liability at December 31, 1999.

Monongahela Power, Potomac Edison, and West Penn have also been named as defendants along with multiple other defendants in pending asbestos cases involving multiple plaintiffs. While the Company believes that all of the cases are without merit, the Company cannot predict the outcome of the litigation. The Company has accrued a reserve of $5.8 million as of December 31, 1999, related to the asbestos cases as the potential cost to settle the cases to avoid the anticipated cost of defense.

The Attorney General of the State of New York and the Attorney General of the State of Connecticut in their letters dated September 15, 1999, and November 3, 1999, respectively, notified the Company of their intent to commence civil actions against the Company or certain of its subsidiaries alleging violations at the Fort Martin Power Station under the federal Clean Air Act, which requires existing power plants that make major modifications to comply with the same emission standards applicable to new power plants. Similar actions may be commenced by other governmental authorities in the future. Fort Martin is a station located in West Virginia and is now jointly owned by Allegheny Energy Supply, Monongahela Power, and Potomac Edison. Both Attorneys General stated their intent to seek injunctive relief and penalties. In addition, the Attorney General of the State of New York in his letter indicated that he may assert claims under the State common law of public nuisance seeking to recover, among other things, compensation for alleged environmental damage caused in New York by the operation of Fort Martin Power Station. At this time, the Company and its subsidiaries are not able to determine what effect, if any, these actions threatened by the Attorneys General of New York and Connecticut may have on them.

In the normal course of business, the Company and its subsidiaries become involved in various legal proceedings. The Company and its subsidiaries do not believe that the ultimate outcome of these proceedings will have a material effect on their financial position.

Leases The Company's lease obligations as of December 31, 1999, and 1998 were not material.

REPORT OF MANAGEMENT

The management of the Company is responsible for the information and representations in the Company's financial statements. The Company prepares the financial statements in accordance with generally accepted accounting principles based upon available facts and circumstances and management's best estimates and judgments of known conditions.

The Company maintains an accounting system and related system of internal controls designed to provide reasonable assurance that the financial records are accurate and that the Company's assets are protected. The Company's staff of internal auditors conducts periodic reviews designed to assist management in maintaining the effectiveness of internal control procedures. PricewaterhouseCoopers LLP, an independent accounting firm, audits the financial statements and expresses its opinion on them. The independent accountants perform their audit in accordance with generally accepted auditing standards.

The Audit Committee of the Board of Directors, which consists of three outside Directors, meets periodically with management, internal auditors, and PricewaterhouseCoopers LLP to review the activities of each in discharging their responsibilities. The internal audit staff and PricewaterhouseCoopers LLP have free access to all of the Company's records and to the Audit Committee.

Alan J. Noia

Chairman, President, and Chief Executive Officer

Michael P. Morrell

Senior Vice President and Chief Financial Officer

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and the Shareholders of Allegheny Energy, Inc.

In our opinion, the accompanying consolidated balance sheets, consolidated statements of capitalization and of common equity and the related consolidated statements of income and of cash flows present fairly, in all material respects, the financial position of Allegheny Energy, Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania

February 3, 2000



CONDENSED FINANCIAL STATEMENTS

                                 Monongahela The Potomac  West Penn       Allegheny Energy   Allegheny
                                 Power       Edison       Power Company        Supply      Energy, Inc. and
Year ended December 31, 1999     Company     Company      and Subsidiaries   Company, LLC    Subsidiaries
-----------------------------------------------------------------------------------------------------------
(Thousands of dollars)

BALANCE SHEETS
Assets
Property, plant, and equipment:
  At original cost*               $2,173,603 $2,322,104   $1,597,484        $2,060,040        $ 8,839,719
  Accumulated depreciation          (958,867)  (998,710)    (506,416)         (940,672)        (3,632,568)
-----------------------------------------------------------------------------------------------------------
                                   1,214,736  1,323,394    1,091,068         1,119,368          5,207,151
Excess of cost over
 net assets acquired                  26,325                                                       42,584
Cash and temporary cash investments    3,826     34,509       19,288             1,668             65,984
Other current assets                 228,393    173,171      272,600           245,802            643,326
Regulatory assets                    145,176     46,121      467,982                              663,847
Other                                 75,262     61,656       13,827            83,325            229,549
---------------------------------------------------------------------------------------------------------
Total                             $1,693,718 $1,638,851   $1,864,765        $1,450,163        $ 6,852,441
---------------------------------------------------------------------------------------------------------
                                  $   46,138 $   53,354   $   45,450        $   86,147        $   231,763
*Includes construction work in progress

Capitalization and liabilities
Common stock, other paid-in capital,
 retained earnings, less
 treasury stock (at cost)         $  578,951 $  700,422   $   79,658        $  512,699        $ 1,695,325
Preferred stock                       74,000                                                       74,000
Long-term debt and QUIDS             503,741    510,344      966,026           356,239          2,254,463
Short-term debt                       28,650                                    21,200            641,095
Other current liabilities            216,353    208,327      259,635           224,158            667,440
Unamortized investment credit         14,007     17,720       21,847            18,199            116,971
Deferred income taxes                248,987    159,351      211,369           128,639            920,943
Regulatory liabilities                13,961     25,319       15,126                               78,743
Adverse power purchase commitments                           303,935           185,626            303,935
Other                                 15,068     17,368        7,169             3,403             99,526
---------------------------------------------------------------------------------------------------------
Total                             $1,693,718 $1,638,851   $1,864,765        $1,450,163        $ 6,852,441
---------------------------------------------------------------------------------------------------------

Statements of income
Operating revenues                $  673,335 $  753,257   $1,354,203        $  140,874        $ 2,808,441
Operating expenses                   554,298    617,535    1,160,434           130,408          2,333,794
---------------------------------------------------------------------------------------------------------
Operating income                     119,037    135,722      193,769            10,466            474,647
Other income and deductions            7,178      8,518        9,654             1,159              3,445
---------------------------------------------------------------------------------------------------------
Income before interest charges,
 preferred dividends,
 preferred redemption premiums,
 and extraordinary charge, net       126,215    144,240      203,423            11,625            478,092
Interest charges, preferred dividends,
 and preferred redemption premiums    38,925     44,728       70,680             2,093            192,703
---------------------------------------------------------------------------------------------------------
Balance for common stock
before extraordinary charge, net      87,290     99,512      132,743             9,532            285,389
Extraordinary charge, net                       (16,949)     (10,018)                             (26,968)
---------------------------------------------------------------------------------------------------------
Balance for common stock           $  87,290 $   82,563   $  122,725         $   9,532        $   258,421
---------------------------------------------------------------------------------------------------------




Note: Allegheny Energy Supply Company, LLC, started operations on November 18, 1999.


CONSOLIDATED STATISTICS

Year ended December 31                      1999      1998      1997      1996     1995      1994      1989
-------------------------------------------------------------------------------------------------------------
Summary of operations (Millions of dollars)
Operating revenues                      $2,808.4  $2,576.4  $2,369.5  $2,327.6   $2,315.2  $2,184.6  $1,790.6
-------------------------------------------------------------------------------------------------------------

Operation expense                        1,498.1   1,286.0   1,065.9   1,013.0    1,024.9   1,017.8     867.0
Maintenance                                223.5     217.5     230.6     243.3      249.5     241.9     185.5
Restructuring charges and asset write-offs                               103.9       23.4       9.2
Depreciation                               257.5     270.4     265.7     263.2      256.3     223.9     172.3
Taxes other than income                    190.3     194.6     187.0     185.4      184.7     183.1     139.5
Taxes on income                            164.4     168.4     168.1     128.0      154.2     125.9      89.0
Allowance for funds
  used during construction                  (6.9)     (5.0)     (8.3)     (5.9)      (8.2)    (19.6)     (7.7)
Interest charges, preferred dividends,
 and preferred redemption premiums         197.7     189.7     197.2     191.1      196.9     184.1     156.0
Other income and deductions                 (1.6)     (8.2)    (18.0)     (4.4)      (6.2)     (1.5)     (5.9)
-------------------------------------------------------------------------------------------------------------
Consolidated income before
 extraordinary charge
 and cumulative effect
 of accounting change                      285.4     263.0     281.3     210.0      239.7     219.8     194.9
Extraordinary charge, net a                (27.0)   (275.4)
Cumulative effect of accounting change, net b                                                   43.4
-------------------------------------------------------------------------------------------------------------
Consolidated net income (loss)         $   258.4  $  (12.4) $  281.3  $  210.0   $  239.7   $ 263.2   $ 194.9
-------------------------------------------------------------------------------------------------------------
Common stock data c
Shares issued (thousands)                122,436   122,436   122,436   121,840    120,701   119,293   105,579
Treasury shares (thousands)              (12,000)
-------------------------------------------------------------------------------------------------------------
Shares outstanding (thousands)           110,436   122,436   122,436   121,840    120,701   119,293   105,579
-------------------------------------------------------------------------------------------------------------
Average shares outstanding (thousands)   116,237   122,436   122,208   121,141    119,864   118,272   104,787
Earnings per average share: d
  Consolidated income before
   extraordinary charge
   and cumulative effect
   of accounting change                 $   2.45  $    2.15  $  2.30  $   1.73   $   2.00  $   1.86  $   1.86
  Extraordinary charge, net a               (.23)     (2.25)                                    .37
  Cumulative effect of accounting
    change, net b
Consolidated net income (loss)          $   2.22  $    (.10) $  2.30  $   1.73   $   2.00  $   2.23  $   1.86
Dividends paid per share                $   1.72  $    1.72  $  1.72  $   1.69   $   1.65  $   1.64  $   1.55
Dividend payout ratioe                      64.6%      73.5%    74.7%     97.5%     82.5%     88.3%     83.3%
Shareholders                              44,873     48,869   53,389    58,677    63,280    66,818    68,156
Market price per share:
  High                                  $ 35 3/16 $ 34 15/16 $ 32 19/32 $31 1/8  $ 29 1/4  $ 26 1/2  $21 1/4
  Low                                   $ 26 3/16 $ 26 5/8   $ 25 1/2  $ 28      $21 1/2   $ 19 3/4  $17 13/16
  Close                                 $ 26 15/16$ 34 1/2   $ 32 1/2  $ 30 3/8  $28 5/8   $ 21 3/4  $20 15/16
Book value per share                    $ 15.35   $ 16.61    $ 18.43   $ 17.80   $  17.65  $  17.26  $  14.99
Return on average common equity e         16.16%    13.26%     12.63%     9.69%     11.35%    10.96%    12.41%
--------------------------------------------------------------------------------------------------------------
Capitalization data (Millions of dollars)
Common stock                            $1,695.3  $2,033.9   $2,256.9  $2,169.1  $2,129.9  $2,059.3  $1,582.4
Preferred stock:
  Not subject to mandatory redemption       74.0     170.1      170.1     170.1     170.1     300.1     235.1
  Subject to mandatory redemption                                                              25.2      30.6
Long-term debt and QUIDS                 2,254.5   2,179.3   2,193.1    2,397.1   2,273.2   2,178.5   1,578.4
-------------------------------------------------------------------------------------------------------------
Total capitalization                    $4,023.8  $4,383.3  $4,620.1   $4,736.3  $4,573.2  $4,563.1  $3,426.5
-------------------------------------------------------------------------------------------------------------
Capitalization ratios:
  Common stock                              42.1%     46.4%     48.8%      45.8%    46.6%      45.1%     46.2%
  Preferred stock:
    Not subject to mandatory redemption      1.9      3.9        3.7        3.6       3.7        6.6       6.8
    Subject to mandatory redemption                                                               .6        .9
  Long-term debt and QUIDS                  56.0     49.7       47.5       50.6      49.7       47.7      46.1
--------------------------------------------------------------------------------------------------------------
Total assets (Millions of dollars)      $6,852.4  $6,535.2  $6,654.1   $6,618.5  $6,447.3   $6,362.2  $4,433.3
--------------------------------------------------------------------------------------------------------------
Property data (Millions of dollars)
Gross property                          $8,839.7  $8,395.3  $8,451.4   $8,206.2  $7,812.7  $7,586.8  $5,721.5
Accumulated depreciation                (3,632.6) (3,395.6) (3,155.2)  (2,910.0) (2,700.1) (2,529.4) (1,807.1)
--------------------------------------------------------------------------------------------------------------
Net property                            $5,207.1  $4,999.7  $5,296.2   $5,296.2  $5,112.6  $5,057.4  $3,914.4
Gross additions during year-utility     $  266.2  $  229.4  $  284.7   $  289.5  $  319.1  $  508.3  $  302.5
                          -nonutility   $  141.3  $    1.8  $    1.4   $  178.5
Ratio of provisions for
 depreciation to depreciable property       3.23%     3.28%     3.34%      3.47%     3.50%    3.32%     3.26%
-------------------------------------------------------------------------------------------------------------


Revenues (Millions of dollars) f
Residential                             $  930.3  $  880.6  $  892.9   $  932.2  $  927.0  $  863.7  $  626.2
Commercial                                 500.3     501.4     490.5      492.7     493.7     459.3     327.5
Industrial                                 720.5     753.5     748.1      752.9     770.2     728.0     553.5
Wholesale and street lighting               42.4      69.0      65.1       66.6      59.6      58.7      46.2
-------------------------------------------------------------------------------------------------------------
    Revenues from
     regular utility customers           2,193.5   2,204.5   2,196.6    2,244.4   2,250.5   2,109.7   1,553.4
Other non-gWh                                9.2       9.9       6.4        7.7       6.5       7.1       5.0
Bulk power                                  22.5      69.8      39.6       22.4      13.0      29.0     189.7
Transmission and other energy services      48.5      45.2      41.1       52.4      45.2      38.8      42.5
-------------------------------------------------------------------------------------------------------------
    Total utility revenues              $2,273.7  $2,329.4  $2,283.7   $2,326.9  $2,315.2  $2,184.6  $1,790.6
-------------------------------------------------------------------------------------------------------------
Total nonutility revenues               $  887.4  $  247.0  $   85.8   $     .7
-------------------------------------------------------------------------------------------------------------
Sales volumes-gWh
Residential                               13,562    12,939    12,832     13,328    13,003    12,630    11,042
Commercial                                 8,955     8,626     8,176      8,132     7,963     7,607     6,479
Industrial                                19,846    19,675    19,040     18,568    18,457    17,708    16,239
Wholesale and street lighting              1,478     1,409     1,422      1,456     1,304     1,275     1,110
-------------------------------------------------------------------------------------------------------------
    Regular utility transactions          43,841    42,649    41,470     41,484    40,727    39,220    34,870
-------------------------------------------------------------------------------------------------------------
Bulk power                                   571     3,037     1,667        966       507     1,086     7,011
Transmission and other energy services     8,450     7,345g   12,367     17,402    14,586     9,405    17,777
-------------------------------------------------------------------------------------------------------------
    Total utility transactions            52,862    53,031    55,504     59,852    55,820    49,711    59,658
-------------------------------------------------------------------------------------------------------------
Total nonutility transactions             15,854     8,278     3,734        109
-------------------------------------------------------------------------------------------------------------
Output and delivery-gWh
Steam generation                          44,776    44,323    43,463     40,067    39,174    38,959    43,497
Hydro and pumped-storage generation        1,648     1,326     1,171      1,348     1,234     1,390     1,774
Pumped-storage input                      (1,963)   (1,498)   (1,298)    (1,405)   (1,390)   (1,564)   (1,973)
Purchased power                           17,365    11,505     6,485      5,518     5,021     4,136     1,797
Transmission and other energy services     8,450     7,777    12,367     17,402    14,586     9,405    17,777
Combustion turbines                            7
Losses and system uses                    (3,066)   (2,124)   (2,950)    (2,969)   (2,805)   (2,615)   (3,214)
-------------------------------------------------------------------------------------------------------------
    Total transactions as above           67,217h   61,309    59,238     59,961    55,820    49,711    59,658
-------------------------------------------------------------------------------------------------------------
Energy supply
Generating capability-MW
  Utility-owned                            4,451     8,121     8,071      8,070     8,070     8,070     7,906
  Nonutility-owned                         4,142       276       276
  Nonutility contracts i                     299       299       299        299       299       299       160
Maximum hour peak-MW                       7,788j    7,314j    7,423      7,500     7,280     7,153     6,489
Load factor                                 70.5%k    69.1%k    68.3%      67.5%     68.3%     66.8%     67.0%
Heat rate-Btus per kWh                     9,963     9,939     9,936      9,910     9,970     9,927     9,967
Fuel costs-cents per million Btus         119.61    128.92    130.05     129.22    130.20    141.50    136.70
-------------------------------------------------------------------------------------------------------------





a Write-off in connection with deregulation proceedings in Maryland and Pennsylvania and costs associated with the reacquisition of first mortgage bonds.
b  To record unbilled revenues, net of income taxes.
c  Reflects a two-for-one common stock split effective November 4, 1993.
d  Basic and diluted earnings per average share.
e Excludes the cumulative effect of the accounting change in 1994, the extraordinary charge, net, and Pennsylvania restructuring activities in 1998, and the extraordinary charge and other charges for merger-related costs and a long dormant pumped-storage generation project in 1999. Includes the effect of internal restructuring in 1995 and 1996.
f  Eliminations between utility and nonutility are shown on page 32.
g Excludes 432 gWh delivered to customers participating in the Pennsylvania pilot program that are included in regular utility transactions sales volumes.
h  Net of 1,499 gWh eliminated between utility and nonutility.
i  Capability available through contractual arrangements with nonutility generators.
j Peak coincident load of all customers provided delivery service within the Company's service territory irrespective of the generation service chosen by the customers therein.
k  Based on peak coincident load.



UTILITY STATISTICS

Year ended December 31          1999       1998        1997        1996        1995        1994        1989
------------------------------------------------------------------------------------------------------------
Customers (thousands) a
Residential                  1,250.6     1,236.9     1,224.9     1,213.7     1,204.4     1,189.7     1,118.1
Commercial                     158.1       154.7       151.5       148.5       146.0       143.0       128.9
Industrial                      25.9        25.5        25.2        25.0        24.6        24.2        22.4
Other                            1.3         1.3         1.3         1.3         1.3         1.3         1.2
------------------------------------------------------------------------------------------------------------
    Total customers          1,435.9     1,418.4     1,402.9     1,388.5     1,376.3     1,358.2     1,270.6
------------------------------------------------------------------------------------------------------------
Average annual use-kWh per
  customer b
Residential                   10,913      10,486      10,521      11,042      10,865      10,682       9,950
All retail service            28,285      28,174      28,647      29,085      28,908      28,205      26,866
------------------------------------------------------------------------------------------------------------
Average rate-cents per kWh b
Residential                     7.03        6.90        6.96        6.99        7.13        6.84        5.67
All retail service              5.45        5.32        5.36        5.46        5.58        5.43        4.48
------------------------------------------------------------------------------------------------------------





a   Customers in the Company's service territory receiving delivery service.
b   Use and rate statistics are calculated based on full service customers
   (customers receiving both generation and delivery from the Company).


INVESTOR INFORMATION

Dividend Declarations Dividends are normally declared on the first Thursday of March, June, September, and December. Record dates are normally the second Monday after the dividend is declared, with payment dates the last business day of March, June, September, and December.

Dividend Reinvestment and Stock Purchase Plan Our Dividend Reinvestment and Stock Purchase Plan provides shareholders with a convenient way to purchase additional shares of the Company's stock. Participants may at the time of each cash dividend payment on the stock have all or part of their dividends automatically invested in additional shares or invest any additional amount they wish between $50 and $10,000 in such shares or do both. The offering of shares under the Plan is made only by Prospectus. To get the Prospectus and an Authorization Form to enroll in the Plan, write to Eileen M. Beck, Secretary, Allegheny Energy, Inc., 10435 Downsville Pike, Hagerstown, MD 21740-1766, or ebeck@alleghenyenergy.com.

Annual Meeting The Annual Meeting of Shareholders will be held on the eleventh floor of the World Headquarters of Chase Manhattan Bank, 270 Park Ave., New York, NY, on Thursday, May 11, 2000, at 9:30 a.m.

Form 10-K The Company will provide without charge to each beneficial holder of its common stock, on the written request of such person, a copy of Allegheny Energy's combined Annual Report to the Securities and Exchange Commission on Form 10-K for 1999. Any such request should be directed to Cynthia A. Shoop, Director, Corporate Communications, Allegheny Energy, Inc., 10435 Downsville Pike, Hagerstown, MD 21740-1766, or cshoop@alleghenyenergy.com.

Duplicate Mailings/Direct Deposit of Dividends If you receive duplicate mailings of the Annual Report or wish to have your dividends deposited directly to your banking institution, please notify ChaseMellon Shareholder Services, L.L.C., P.O. Box 3316, South Hackensack, NJ 07606. To speak to a representative responsible for Allegheny Energy, Inc. shareholder accounts, call 1-800-648-8389.

Stock Transfer Agent and Registrar ChaseMellon Shareholder Services, L.L.C., Overpeck Centre, 85 Challenger Road, Ridgefield Park, NJ 07660. The internet address is www.chasemellon.com.


DIVIDENDS PAID-RANGE OF COMMON STOCK PRICES PER SHARE



                                     1999                                                 1998
                      -------------------------------------------   ---------------------------------------------
NYSE Composite
Transactions           Dividend     High     Low       Close          Dividend    High     Low     Close
-----------------------------------------------------------------------------------------------------------------
1st Quarter              .43   $ 34 1/2  $28 11/16  $ 29 1/2            .43   $ 33 9/16  $ 30 1/8  $ 33 9/16
2nd Quarter              .43     35 3/16  29 1/2      32 1/16           .43     34         27 5/16   30 1/8
3rd Quarter              .43     34 7/8   31          31 7/8            .43     31 15/16   26 5/8    31 9/16
4th Quarter              .43     33 1/8   26 3/16     26 15/16          .43     34 15/16   29 1/2    34 1/2




The high and low prices in 2000 were $ 29 and $ 25 9/16 through February 3, 2000. The last reported sale on that date was $ 28 5/8.
------------------------------------------------------------------------------


QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


(Millions of dollars)

                                                                          Basic and Diluted Earnings Per Average Share
                                                                           -------------------------------------------
                                   Consolidated                             Consolidated
                                   Income Before               Consolidated Income Before               Consolidated
               Operating Operating Extraordinary Extraordinary Net Income Extraordinary  Extraordinary  Net Income
Quarter Ended  Revenues    Income  Charge, Net   Charge, Net  (Loss)        Charge, Net  Charge, Net      (Loss)
----------------------------------------------------------------------------------------------------------------------
March 1998       $645.5     $124.7      $78.2                 $  78.2         $.64                       $    .64
June 1998*        627.6      100.1       53.8      $(265.4)    (211.6)         .44        $(2.17)           (1.73)
September 1998    726.6      128.6       82.7                    82.7          .68                            .68
December 1998*    576.7       86.1       48.3        (10.0)      38.3          .39          (.08)             .31
March 1999        690.0      140.2       97.8                    97.8          .80                            .80
June 1999         643.4      111.7       64.5                    64.5          .55                            .55
September 1999    741.4      117.2       71.3                    71.3          .63                            .63
December 1999**   733.7      105.5       51.8        (27.0)      24.8          .46          (.24)             .22
----------------------------------------------------------------------------------------------------------------------




 *Results for the second and fourth quarters of 1998 reflect Pennsylvania restructuring activities.
**Results for the fourth quarter of 1999 reflect charges for Maryland restructuring, retiring debt related to the securitization of Pennsylvania stranded costs, merger-related costs, and a long dormant pumped-storage generation project.